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                                     EXHIBIT 99.7

NEWS RELEASE                                               JACOR

CONTACT: PAM TAYLOR
         606.655.6523

FOR IMMEDIATE RELEASE

                     JACOR ADDS KIST-AM TO SANTA BARBARA CLUSTER

COVINGTON, KY, AUGUST 28, 1997: Jacor Communications, Inc. (JCOR: Nasdaq) announced today it plans to add an Oldies station to its Santa Barbara line-up. Jacor has entered into an agreement with Engles Enterprises, Inc. to purchase KIST-AM in Santa Barbara. KIST joins Jacor's KQSB-AM and FMs KTYD and KSBL.

The transaction is subject to regulatory review.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor owns, operates, or represents 159 radio stations in 34 U.S. broadcast areas, and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, a Los Angeles based creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Visit www.cfonews.com/jcor/ for more information on Jacor.